Exhibit 8

STOCK SALE INSTRUCTION

This instruction (this “Instruction”), dated as of [____], 202[1], is entered into by and between ConocoPhillips Company (“Client”) and TD Securities (USA) LLC (“Broker”).

WHEREAS, Client desires to appoint Broker to sell for Client the common shares, no par value (“Common Shares”), of Cenovus Energy Inc. (“Cenovus”) beneficially owned by Client pursuant to this Instruction; and

WHEREAS, Client would like to avail itself of Rule 10b5-l(c) (“Rule 10b5-1(c)”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with such sales of Common Shares and intends the procedures in this Instruction regarding such sales to be in compliance with Rule 10b5-l(c); and

WHEREAS, Client also intends this Instruction to constitute an “automatic plan” for purposes of Section 147(7)(c) of the Securities Act (Alberta), Section 175(2)(b) of the Regulations under the Securities Act (Ontario) and similar provisions of other applicable Canadian securities legislation (the “Canadian Automatic Plan Provisions”);

NOW, THEREFORE, Client and Broker hereby agree as follows:

1.            Broker shall sell Common Shares on behalf of Client in accordance with this Instruction (including Exhibit A attached hereto), and Client appoints Broker as its agent to conduct such sales pursuant to this Instruction (including Exhibit A attached hereto). Broker shall sell Common Shares pursuant to this Instruction only on days on which the New York Stock Exchange (the “NYSE”) is open and the Common Shares trade regular way on each of the NYSE. Broker may sell Common Shares on the NYSE, the Toronto Stock Exchange or otherwise. Broker shall not appoint any other broker-dealer to effect any sales on its behalf during the period Broker makes sales pursuant to this Instruction. All sales by Broker on behalf of Client shall be made at the prevailing market price of the Common Shares at the time any such Common Shares are sold. Client understands that Broker may effect sales under this Instruction jointly with orders for other sellers of Common Shares and that the average price for executions resulting from bunched orders will be assigned to Client’s account. Broker shall convert any proceeds received in Canadian Dollars from any sale pursuant to this Instruction into U.S. Dollars prior to delivering such funds to Client. Client agrees to pay Broker a commission of [_____] per Common Share sold pursuant to this Instruction.

2.            This Instruction is effective as of the date of its execution herein, and shall remain in effect unless and until terminated by either Broker or Client in accordance with Section 5 herein.

3.            Client understands that Broker may not be able to effect a sale due to a market disruption or a legal, regulatory, policy or contractual restriction or internal policy applicable to Broker (each a “Broker Restriction”). If any sale cannot be executed as required herein due to a Broker Restriction or any other event, Broker agrees to effect such sales in accordance with the instructions on Exhibit A attached hereto.

4.            It is the intent of the parties that this Instruction comply with the requirements of Rule 10b5-l(c) and the Canadian Automatic Plan Provisions, and this Instruction shall be interpreted in all instances to comply with the requirements of Rule 10b5-l(c) and the Canadian Automatic Plan Provisions. For greater certainty, Broker shall not be permitted to consult with Client, and Client shall not be permitted to consult with Broker, regarding any sales made pursuant to this Instruction, and Client cannot disclose to Broker any information concerning Cenovus, or make any other statement, that might influence the manner of the execution of this Instruction by Broker. Client will not, while this Instruction remains in effect, have any power or authority to alter or deviate from the terms of this Instruction (other than any termination or amendment of this Instruction as permitted pursuant to Section 5 below), and Client represents and warrants to Broker that it has not entered into, and will not enter into or alter, any corresponding or hedging transaction or position with respect to the Common Shares (including with respect to any securities convertible into or exchangeable for the Common Shares).

5.            Unless terminated earlier as provided in this Section 5, this Instruction shall terminate at the close of business on the last day of the Trading Period (as defined in Exhibit A attached hereto) (the “Termination Date”). Either party may terminate this Instruction at any time prior to the Termination Date upon written notice to the counterparty, except that Client shall not terminate this Instruction, or alter or seek to deviate from it, if doing so will cause Client or this Instruction to fall outside Rule 10b5-1(c). Client may only amend this Instruction upon written notice to Broker at a time when Client certifies to Broker that it is not then in possession of any material non-public information (within the meaning of Rule 10b5-1(c)), or any “material fact” or “material change” (within the meaning of applicable Canadian securities laws) about Cenovus or the Common Shares (collectively, “MNPI”), provided that any amendment of this Instruction made by the Client pursuant to this Section 5 shall only become effective on the fifth (5th) trading day following the delivery by the Client of written notice of such amendment and the certification regarding the absence of MNPI referred to above, and provided further that any such amendment shall be in good faith, shall not be made as part of any plan or scheme to evade the requirements of Rule 10b5-1(c) or the Canadian Automatic Plan Provisions, and shall not affect any pre-termination sales of Common Shares by Broker hereunder.

6.            Client represents and warrants that, at the time of the execution of this Instruction by Client, it is not aware of any MNPI that would cause any of the sales to be made pursuant to this Instruction to fall outside Rule 10b5-l(c) or the Canadian Automatic Plan Provisions, or otherwise to violate the insider trading prohibitions imposed under applicable United States or Canadian securities laws, and that Client is entering into this Instruction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act, the Canadian Automatic Plan Provisions, or any other insider trading prohibitions imposed under applicable United States or Canadian securities laws. Client also confirms to Broker that Client has made, or will promptly make, public disclosure of its entry into of this Instruction by way of the issuance of a news release. Client further represents and warrants that (i) this Instruction and the transactions contemplated hereby have been duly authorized by Client and (ii) at all times during the Trading Period (x) the Common Shares will not be "restricted securities" as defined in Rule 144 of the Securities Act of 1933, as amended ("Rule 144"), and (y) Client will not be an "affiliate" of Cenovus as defined in Rule 144.

7.            Client has consulted with Client’s own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Broker or any person affiliated with Broker in connection with, Client's adoption and implementation of this Instruction. Client understands and agrees that Broker makes no representation, warranty or covenant concerning the validity of this Instruction under Rule 10b5-1(c) of the Canadian Automatic Plan Provisions. Client accepts full responsibility for the compliance of this Instruction and any actions taken pursuant thereto with Rule l0b5-l(c) and the Canadian Automatic Plan Provisions.

8.            Broker acknowledges that all sales of Common Shares in accordance with this Instruction may be subject to the insider reporting provisions and early warning reporting requirements of applicable Canadian securities laws, including the requirement that Client issue a press release to report dispositions of Common Shares exceeding a certain threshold amount by no later than the commencement of trading on the first trading day following the disposition triggering such requirement. Client acknowledges that Client, and not Broker, shall be responsible for compliance with such reporting requirements. However, in order to permit timely compliance by Client with such reporting requirements, Broker shall, by no later than 5:30 p.m. ET on each day that any sales of any Common Shares are made by Broker pursuant to this Instruction, provide Client with a report detailing the number of Common Shares sold on that day and the average sale price per Common Share.

9.            In no event shall Broker be held liable for indirect, consequential, special, exemplary, or punitive damages or for any loss of profits. In addition, Client agrees that, in the absence of bad faith or gross negligence, Broker and its affiliates and their directors, officers, employees and agents shall not have any liability whatsoever to the Client for any action taken or omitted to be taken in connection with this Instruction.

10.            This Instruction shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflict of laws principles which would result in the application of the laws of any other jurisdiction. Any legal suit, action or proceeding arising under this Instruction will be instituted in the state or U.S. federal court of proper jurisdiction located in New York, Borough of Manhattan, New York. The parties irrevocably waive, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding or counterclaim relating to or arising out of this Instruction.

11.            This Instruction may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding on a party so confirming.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed this Instruction as of the date first written above.

ConocoPhillips Company

By:
Name:
Title:

TD Securities (USA) LLC

By:
Name:
Title:

[Signature Page to Cenovus Common Share Sale Instruction]

EXHIBIT A

Sale Instruction from Client to Broker

Sales may only be made during the period beginning at the open of business on [_____] and ending at the close of business on the last scheduled trading day on the NYSE immediately prior to [_____] (the “Trading Period”).

A total of [_____] Common Shares are to be sold each day during the Trading Period (the “Market Sale”) [_____].

In the event that no sales occur on any given trading day during the Trading Period [_____], no increase in the Market Sale for the remaining days in the Trading Period will occur.